UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

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First Business Financial Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST BUSINESS FINANCIAL SERVICES, INC.

November ____, 2008

Dear Fellow Shareholder:

        Enclosed are proxy materials for our special shareholder meeting scheduled to be held at _____ a.m. on _______, December ___, 2008 at our corporate offices. As described more fully in the enclosed materials, we are proposing amendments to our Articles of Incorporation that will allow us to issue additional shares of common stock and preferred stock. Please return your proxy card and vote “Yes” to both of these proposals.

        As many of you know, financial institutions have experienced unprecedented instability lately. Fortunately, we have not. Our Company is healthy and profitable. Our balance sheet is strong and our capital position and liquidity are more than adequate. We have avoided the exposure to mortgage-backed securities and other similar securities that have plagued many other financial institutions. Unlike other banks, originating and holding residential mortgage loans are only a small portion of our business.

        The current turmoil in the financial services industry allows us some unique opportunities to continue to grow and expand, and we would like to take advantage of these opportunities. This is why we have applied to the FDIC and the Treasury Department to participate in the Treasury’s Capital Purchase Program. We are seeking between $9 million and $27 million of additional preferred stock capital from the Treasury to facilitate our continued growth and expansion.

        Your “Yes” vote to approve the proposed amendments to our Articles of Incorporation will allow us the flexibility to accept additional equity capital from the Treasury if our application is approved. Your vote is important. Please join us and our Board in supporting these proposals.

        Please do not hesitate to call us if you would like more information.

Sincerely,

Jerry Smith	Corey Chambas
Chairman of the Board	President and Chief Executive Officer

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FIRST BUSINESS FINANCIAL SERVICES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER           , 2008

To Our Shareholders:

        A Special Meeting of Shareholders of First Business Financial Services, Inc. will be held at our offices located at 401 Charmany Drive, Madison, Wisconsin, on December           , 2008, at           , to vote on the following matters:

(1)	Approval of an amendment to our Restated Articles increasing the number of authorized shares of our common stock, par value $0.01 per share, from 8,000,000 to 25,000,000;

(2)	Approval of an amendment to our Restated Articles (a) authorizing our company to issue up to 2,500,000 shares of one or more new series of preferred stock, par value of $0.01 per share, which preferred stock shall have the relative rights, preferences, privileges and restrictions as determined from time to time by our Board of Directors and (b) terminating the existing authorization to issue Series A and Series B preferred stock.

        Only shareholders of record at the close of business on October 31, 2008, will be entitled to vote at the special meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors, Barbara M. Conley, Corporate Secretary

November           , 2008

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN
YOUR PROXY CARD

        Your vote is important. Even if you plan to attend the meeting, we encourage you to sign the enclosed proxy card to vote your shares. Please read our proxy statement for more information about our meeting and the voting process.

        Important Notice regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on December           , 2008. Our Proxy Statement is available free of charge at www.firstbusiness.com.

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FIRST BUSINESS FINANCIAL SERVICES, INC.

401 Charmany Drive
Madison, Wisconsin 53719

PROXY STATEMENT

        Our Board of Directors is soliciting proxies for a Special Meeting of Shareholders to be held at           ,           , December           , 2008 at our offices located at 401 Charmany Drive, Madison, Wisconsin, and at any postponement or adjournment of the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on approximately November           , 2008. If you have any questions about attending our special meeting, you can call our Corporate Secretary, Barbara Conley, at 608-232-5902.

About the Meeting and Proxy Materials

What is the purpose of the special meeting?

        At our special meeting, our shareholders will act on the matters outlined in our notice of meeting on the preceding page. The two matters to be acted on by our shareholders are the approval of:

(1)	an amendment to our Restated Articles increasing the number of authorized shares of our common stock from 8,000,000 to 25,000,000, attached as Exhibit A; and

(2)	an amendment to our Restated Articles (a) authorizing our company to issue up to 2,500,000 shares of one or more new series of preferred stock, par value of $0.01 per share, which preferred stock shall have the relative rights, preferences and limitations as determined from time to time by our Board of Directors and (b) terminating the existing authorization to issue Series A and Series B preferred stock, attached as Exhibit A.

Who is entitled to vote at the special meeting?

        Only shareholders of record at the close of business on October 31, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the special meeting. For each share of our common stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 2,545,546 shares of our common stock were outstanding and entitled to vote.

What is a proxy?

        A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document such as the enclosed card, that document is also called a proxy or a proxy card.

How do I vote my shares?

        If you are a shareholder of record, meaning your shares are registered directly in your name with Computershare Investor Services, LLC, our stock transfer agent, you may vote your shares by completing, signing and returning the enclosed proxy card in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

        If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a voting instruction form for you to use to direct the broker or nominee how to vote your shares.

Can I change my vote after I return my proxy card?

        Yes, you can revoke your proxy at any time before your shares are voted by advising our Corporate Secretary in writing, by submitting a signed proxy with a later date, or by voting in person at the special meeting. If your shares are held in street name by a broker, bank or nominee, you must follow the instructions of the broker, bank or nominee on how to change your vote.

How are the votes counted?

        A quorum is necessary to hold the special meeting and will exist if a majority of the 2,545,546 shares of our common stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Computershare, which has been appointed by our Board of Directors to act as inspector of election for the meeting.

        Shares represented by proxy cards marked “Abstain” will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter. “Broker non-votes,” which occur when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will be not be counted as votes for or against any matter.

What are our Board’s recommendations?

        Our Board of Directors recommends a vote FOR approval of both Proposal 1 and Proposal 2.

        If you sign and return a proxy card without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of our Board for both proposals.

Will any other items be acted upon at the special meeting?

        No other business will be presented at the special meeting.

What are the deadlines for submission of shareholder proposals for the next annual meeting?

        Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year’s proxy materials must be received by our Corporate Secretary no later than December 4, 2008.

        Under our By-Laws, a shareholder who wants to bring business before an annual meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our Corporate Secretary. The procedures contained in our By-Laws include giving notice to our Corporate Secretary at least 60 days and not more than 90 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders. For the 2009 annual meeting, the notice must be received by the Corporate Secretary no later than March 6, 2009, and no earlier than February 4, 2009. For director nominations, the notice must comply with the By-Laws and provide the information required to be included in the proxy statement for individuals nominated by our Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by the By-Laws.

Who pays to prepare, mail and solicit the proxies?

        We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. We have also engaged Georgeson Inc. to provide proxy solicitation services for a fee of $7,500, plus costs and expenses. We will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable expenses in communicating with persons for whom they hold our common stock.

What if I have additional questions?

        If you would like additional copies, without charge, of this proxy statement or if you have questions about the proposals or the procedures for voting your shares, you should contact Georgeson Inc., which is assisting us, toll-free at 866-828-3401.

Stock Ownership

Management and Directors

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2008 by: (i) each director; (ii) each of the executive officers; and (iii) all of the directors and executive officers as a group. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of October 31, 2008, there were 2,545,546 shares of our common stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Gary E. Zimmerman	94,436 (1)	3.6%
Corey Chambas	86,841 (2)	3.4%
Lee Bruce	74,670 (3)	2.8%
Jerome J. Smith	57,685	2.2%
John M. Silseth	32,893	1.2%
Michael J. Losenegger	26,125 (2)	1.0%
Charles H. Batson	20,975	*
Loren D. Mortenson	10,000	*
Jan A. Eddy	7,428	*
Dean W. Voeks	5,335	*
Mark D. Bugher	1,500	*
All directors and executive
officers as a group (16 persons)	511,769 (2)(4)	19.4%

* Denotes less than 1%.

1)	Includes 5,732 shares held by Mr. Zimmerman’s spouse through an IRA.

2)	Includes shares that may be purchased under stock options which are currently exercisable or exercisable within 60 days of October 31, 2008 as follows: Mr. Chambas, 32,682 shares; Mr. Losenegger, 16,250 shares; and all directors and executive officers as a group, 89,616 shares.

3)	Includes 6,096 shares held by Mr. Bruce’s spouse and 12,500 shares held by LCB, LLC, an entity owned by Mr. Bruce.

4)	Includes 15,583 shares held by spouses of all directors and executive officers as a group.

Other Beneficial Owners

        The following table sets forth certain information regarding beneficial ownership of our common stock by the only person known by us to own more than 5% of the outstanding shares of our common stock. The beneficial ownership information set forth below is based on information available to us through February 6, 2008, the last date for which such information was made available to us.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class as of October 31, 2008
Sam Jacobsen	341,536	13.4%
3541 Bishops Way
Middleton, WI 53562

Proposal 1 — Amendment to our Restated Articles to increase our authorized common stock

Background

        We recommend that our shareholders approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of our common stock we are authorized to issue to 25,000,000 from 8,000,000. The complete text of the form of amendment to the Restated Articles is set forth in Exhibit A. As of October 31, 2008, (a) 2,545,546 shares of our common stock were outstanding, (b) 272,041 shares were reserved under our equity incentive plans and (c) 1,444,233 shares are, or, in the case of shares not yet issued, will need to be, reserved to be issued pursuant to our shareholder rights agreement.

        Based on the foregoing, 3,738,180 shares remain available. Of these shares, only 2,492,120 could be issued, considering that issuance of these shares would require us to reserve 1,246,060 additional shares under our shareholder rights agreement.

        Our Board has approved the amendment and believes such action to be in the best interest of our company and shareholders for the following reasons. This action will provide us with flexibility in the future by assuring the availability of sufficient authorized but unissued common stock for general corporate purposes, including stock dividends, financings, mergers and acquisitions and employee equity incentive awards. At the date of mailing of this proxy statement, we did not have any plans to issue any additional shares of our common stock, other than the possible issuance of reserved shares under our 2001 and 2006 Equity Incentive Plans and in connection with warrants that may be issued in connection with our potential participation in the U.S. Department of Treasury’s Capital Purchase Program. See “Proposal 2.”

        Shareholders do not have any preemptive rights to subscribe for any shares of our common stock, including those authorized by the amendment. Any of the authorized shares of our common stock may be issued by action of our Board without further action by shareholders, other than as may be required by the rules of the NASDAQ Stock Market and the Wisconsin Business Corporation Law. (In general, the rules of the NASDAQ Stock Market would require shareholder approval only for shares issued in certain new equity compensation programs, and in business combinations and certain non-public offerings in which, in both cases, the shares issued will equal or exceed 20% of our shares outstanding prior to the combination or offering.) The Wisconsin Business Corporation Law would require shareholder approval only for shares issued in certain business combinations. The issuance of common stock other than on a pro rata basis to all shareholders may have the effect of diluting the ownership interest and voting power of our existing shareholders, as well as our earnings per share. Similarly, the shares authorized by the amendment could be used to discourage or make more difficult a non-negotiated attempt to obtain control of our company. This effect could occur through issuance of additional shares of our common stock that would dilute the interest in the equity and voting power of a party seeking to gain control, including pursuant to our shareholder rights agreement. However, the increase in the number of authorized shares of our common stock has not been proposed for an anti-takeover-related purpose, and we are not aware of any current efforts to obtain control of us or to effect large accumulations of our voting stock.

Shareholder Vote Required

        The affirmative vote of a majority of the votes cast on the amendment is required for approval of the amendment. Abstentions and broker non-votes will not be counted as votes cast.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Proposal 2 — Amendment to our Restated Articles authorizing our company to (a) issue 2,500,000 shares of one or more new series of preferred stock, par value of $0.01 per share, which preferred stock shall have the relative rights, preferences and limitations as determined from time to time by our Board of Directors and (b) eliminate the existing authorization to issue Series A and Series B preferred stock.

Background

        We recommend that our shareholders approve an amendment to Article IV and Article V of our Restated Articles. The amendment, if approved, would amend Article IV to (1) authorize our company to issue up to 2,500,000 shares of one or more new series of a new class of preferred stock, par value of $0.01 per share, and (2) to eliminate the existing authorization to issue 10,000 shares of Series A and 10,000 shares Series B preferred stock.

        The new class of preferred stock is a type of stock sometimes called “blank check” preferred stock because, the amendment, if approved, would provide that our Board would have the authority to designate the relative rights, preferences and limitations and restrictions of each series of the new class. The complete text of the form of amendment to the Restated Articles is set forth in Exhibit A.

Purpose of the Preferred Stock

        Our Board has approved this amendment and believes such action is in the best interests of our company and shareholders for several reasons. One of the reasons for the amendment is to give us the ability to sell shares of preferred stock to the U.S. Department of the Treasury under the Capital Purchase Program, which we refer to as the CPP. Under the CPP, the Treasury will purchase senior preferred stock of qualifying bank holding companies on what our Board considers to be favorable terms.

        We have submitted an application to participate in the CPP pursuant to which we would issue preferred shares under the CPP with an aggregate liquidation preference of no less than $9 million and no more than $27 million. As of the date of this proxy statement, we have not yet been informed of the status of our application. It is possible that our application will not be accepted or, even if it is accepted, that we may decide not to participate in the CPP. If we are accepted and do participate, then we estimate our net proceeds from issuing senior preferred stock to the Treasury under the CPP would be between approximately $9 million and $27 million. The Treasury and the Federal Deposit Insurance Corporation, or FDIC, are considering our application, but they are not required to accept our application, and the estimated proceeds of the sale of securities under the CPP are not guaranteed. We believe our non-participation in the CPP would not have a material adverse effect on our capital resources, results of operations or liquidity. Without the additional capital, we anticipate that our growth may be slowed, but we are well capitalized, profitable and have policies and procedures in place which we believe allow us to adequately maintain our liquidity. Our consolidated total capital and Tier 1 capital at September 30, 2008 were $108.9 million and $59.1 million, respectively, and our ratios of consolidated total capital and Tier 1 capital to risk-weighted assets at September 30, 2008 were 12.03% and 6.52%, respectively, compared to minimum ratios required for capital adequacy purposes of 8.0% and 4.0%, respectively.

        While we believe that our capital base does not require the issuance of preferred stock under the CPP, participation in the CPP would provide us with additional equity capital which would support and enhance our long-term growth strategy. This capital will provide us with the flexibility to continue to invest in our growth markets, pursue strategic opportunities and maintain our strong history of expanding existing client relationships and developing new relationships. Although we do not currently have specific plans for the use of the net proceeds from the issuance of preferred stock, we anticipate using such proceeds to support our plans to maintain higher capital levels during these uncertain economic times and to continue our disciplined growth strategy through extending financing to new and existing clients and funding selected acquisitions. We will not be eligible to participate in the CPP if this proposal is not approved by our shareholders at the special meeting.

        Our proposal to create a class of blank check preferred stock would additionally assure that we have shares of preferred stock available for general corporate needs and would provide our Board with the necessary flexibility to issue preferred stock in connection with private placements or public offerings of equity securities or other financings and as consideration in share exchanges, mergers or other acquisitions without the expense and delay associated with obtaining shareholder approval of an amendment to our Restated Articles of Incorporation establishing the terms of the preferred stock at the time of such action. Our Board believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunity or conditions pass is in the best interests of our company and shareholders.

Effect of the Preferred Stock Upon Holders of Common Stock

        The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of our common stock cannot be determined until our Board determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, diluting the equity interest of the existing holders of our common stock if the preferred stock is convertible into common stock, reducing the market price of our common stock, reducing our earnings per share, or impairing the liquidation rights of our common stock.

        If this proposal is approved and we issue preferred shares under the CPP to the Treasury, such shares (the “CPP shares”) would qualify as Tier 1 capital and would rank senior to our common stock but junior to all of our indebtedness, including our outstanding junior subordinated notes. Our capitalization as of September 30, 2008 on an historical basis and on a pro forma basis, adjusted to reflect the issuance of CPP shares with either the $9 million minimum liquidation preference, or the $27 million maximum liquidation preference, under the CPP, is as follows:

(dollar amounts in thousands)	Historical	Pro forma, assuming issuance of CPP shares with $9.0 million liquidation preference	Pro forma, assuming issuance of CPP shares with $27.0 million liquidation preference
Total capital	$108,876	$117,876	$135,876
Tier 1 capital	$59,060	$68,060	$86,060
Ratio of total capital to
risk-weighted assets	12.03%	13.03%	15.02%
Ratio of Tier 1 capital to
risk-weighted assets	6.52%	7.52%	9.51%

        The CPP shares would pay a cumulative dividend rate of 5% per annum for the first five years after issuance and would reset to a rate of 9% per annum after year five. The dividend would be payable quarterly in arrears. The CPP shares would be callable at par after three years. Prior to the end of three years, we could redeem the CPP shares with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common stock.

        The CPP shares would be non-voting, other than class voting rights on:

•	any authorization or issuance of shares ranking senior to the CPP shares;

•	any amendment to the rights of CPP shares, or

•	any merger, exchange or similar transaction which would adversely affect the rights of the CPP shares.

If we would fail to pay in full dividends on the CPP shares for six dividend periods, whether or not consecutive, the holders of the CPP shares would have the right to elect two directors to our Board, and we would be required to increase the size of our Board to accommodate the two directors if necessary. The right to elect directors would end when he have paid dividends in full for four consecutive dividend periods.

        In conjunction with the purchase of the CPP shares, the Treasury would also receive warrants to purchase our common stock with an aggregate market price equal to 15% of the aggregate liquidation preference of the CPP shares. The warrants would have a term of 10 years, and the exercise price of the warrants would be the market price of our common stock at the time of issuance, calculated on a 20- trading day trailing average. As of November 14, 2008, the 20-trading day trailing average market price of our common stock was $15.82. The issuance of the warrants may have a dilutive effect on earnings per share. For example, based on the trailing average market price above and the minimum and maximum liquidation preference of the CPP shares, if we issued CPP shares and warrants under the CPP, and held the proceeds in a non-interest bearing account, the dilutive effect on our earnings per share for the nine-month period ended September 30, 2008 would be as follows:

	Historical	Pro forma, assuming issuance of CPP shares with $9.0 million liquidation preference	Pro forma, assuming issuance of CPP shares with $27.0 million liquidation preference
Common shares subject to
CPP warrants	--	85,335	256,005
Earnings per share - basic	$1.24	$1.08	$0.75
Earnings per share - diluted	$1.24	$1.07	$0.75

        To be eligible to participate in the CPP, we would have to agree to register with the SEC the public resale of the CPP shares, the warrants and the underlying common stock purchasable upon exercise of the warrants (1) upon the request of the Treasury or (2) at the time or times we register the sale of our equity securities on a form of registration statement on which the sale of those securities by the Treasury could be registered. We would also agree not to increase the dividend on our common stock or repurchase our common stock or other securities junior to the CPP shares without the Treasury’s consent until the earlier of (1) the time at which the Treasury no longer owns any CPP shares or warrants or (2) the third anniversary of the issuance of the securities. We would also be required to maintain certain limits on our executive compensation during the period in which the CPP shares are outstanding, including:

•	ensuring that incentive compensation for our senior executive officers does not encourage unnecessary and excessive risks that threaten the value of our company;

•	requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibiting us from making any golden parachute payment to a senior executive officer; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any year for each senior executive officer.

We have reviewed our executive compensation arrangements and do not anticipate that it will be necessary to modify any employee plans or contracts to comply with the above limits on executive compensation, except that, prior to the issuance of the CPP shares, we will amend our existing bonus and incentive compensation plans to provide for clawbacks of compensation paid to executive officers based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate during the period in which the CPP shares are outstanding. Within 90 days of the issuance of the CPP shares and warrants, and at least annually thereafter, our compensation committee will review our incentive compensation plans with our senior risk officers to ensure that incentive compensation for our senior executive officers does not encourage unnecessary and excessive risks that threaten the value of our company.

Anti-Takeover Effects of the Preferred Stock

        Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or of preventing a change in control by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Such issuances or potential issuances could therefore deprive shareholders of benefits that could result from an attempt for a person to acquire control, such as the realization of a premium over the market price that such an attempt could cause. However, the preferred stock has not been proposed for an anti-takeover-related purpose, and we are not aware of any current efforts to obtain control of us or to effect large accumulations of our voting stock.

Shareholder Vote Required

        The affirmative vote of a majority of the votes cast on the amendment is required for approval of the amendment. Abstentions and broker non-votes will not be counted as votes cast.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

EXHIBIT A

TEXT OF AMENDMENTS

Common Stock Amendment

        Article IV of the Corporation’s Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

The number of shares of capital stock which the Corporation shall have the authority to issue is as follows:

Twenty-five million (25,000,000) shares of common stock, par value of $0.01 per share; and

[Reference to preferred stock omitted as it relates to the preferred stock amendment. See “Preferred Stock Amendment” below.]

Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the shareholders of the Corporation.

Preferred Stock Amendment

        Article IV of the Corporation’s Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

The number of shares of capital stock which the Corporation shall have the authority to issue is as follows:

[Reference to common stock omitted as it relates to the common stock amendment. See “Common Stock Amendment” above.]

Two million five hundred thousand (2,500,000) shares of preferred stock, par value of $0.01 per share.

Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the shareholders of the Corporation.

        Paragraph B of Article V of the Corporation’s Amended Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

B. Preferred Stock. The Board of Directors of the Corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Paragraph B, to provide for the issuance of the preferred stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the Corporation consistent with the provisions of this Paragraph B.

Before any dividends shall be paid or set apart for payment upon shares of common stock, the holders of each series of preferred stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of preferred stock shall have no rights to participate with the holders of shares of common stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such preferred stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of preferred stock shall be entitled to receive out of the assets of the Corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of common stock. The holders of preferred stock shall have no rights to participate with the holders of common stock in the assets of the Corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such preferred stock.

The holders of preferred stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Paragraph B or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.